Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Communications & External Affairs	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Fiscal 2010 First Quarter Sales, Net Income and Earnings per Share

-	Cash Flows Remain Strong, Company Increases Full-Year Outlook

CLEVELAND, October 20, 2009 — Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2010 first quarter ending September 30, 2009. Fiscal 2010 first quarter sales were $2.2 billion, a decline of 27 percent from $3.1 billion in the first quarter a year ago. Fiscal 2010 first quarter net income declined 71 percent to $73.5 million, from a record $250.2 million in the first quarter of fiscal 2009. Earnings per diluted share declined 70 percent to $0.45, compared with $1.50 in the previous period. Cash flow from operations for the first quarter of fiscal 2010 was $260.1 million, or 11.6 percent of sales, compared with $307.3 million, or 10.0 percent of sales in the prior year period.

“Our results this quarter continue to reflect the impact of the global recession on our business, coupled with the fact that we are comparing current results with the record performance we achieved in the first quarter a year ago.” said Chairman, CEO and President Don Washkewicz. “Our sales declined 28 percent organically in the quarter, while foreign currency translation negatively impacted sales by 1 percent and acquisitions contributed 2 percent to sales. We were pleased to note that orders, although down year-over-year, have steadily improved sequentially from the levels we witnessed in the June quarter, and our actions to reduce costs have begun to have a positive effect on margins.”

“The implementation of the Win Strategy throughout our operations has allowed us to perform much better in this down cycle than in previous recessions. We continue to take additional actions to reduce costs and generate strong cash flows. These actions have helped us attain an impressive decremental marginal return on sales of 30% during the quarter. Importantly, our operating cash flows as a percentage of sales remained strong at 11.6 percent, well above our targeted level of 10 percent. This strong cash performance has enabled us to pay down our outstanding debt by an additional $162 million in the quarter, and positions us well for growth when the recovery ultimately takes hold.”

Segment Results

In the Industrial North America segment, first quarter sales declined 29.3 percent to $783.1 million, and operating income declined 52.5 percent to $76.2 million, compared with the same period a year ago.

In the Industrial International segment, first quarter sales declined 30.5 percent to $850.3 million, and operating income declined 69.5 percent to $61.8 million compared with the same period a year ago.

In the Aerospace segment, first quarter sales decreased 12.9 percent to $416.9 million, and operating income declined 22.0 percent to $53.1 million, compared with the same period a year ago.

In the Climate & Industrial Controls segment, first quarter sales declined 27.0 percent to $187.0 million, and segment operating income declined 32.3 percent to $10.5 million, compared with the same period a year ago.

Orders

In addition to financial results, Parker also reported a decline of 25 percent in total orders for the quarter ending September 30, 2009, compared with the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders declined 27 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders declined 25 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders declined 23 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders declined 17 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2010, the company has increased its guidance for earnings from continuing operations to the range of $1.55 to $2.05 per diluted share.

Washkewicz added, “The major markets we serve present a mixed picture in terms of customer demand with some markets flattening out while others are beginning to show modest sequential improvement. While we do not believe we will see material changes in trends for the remainder of the calendar year 2009, we are cautiously optimistic that we are at the bottom of the cycle. Parker employees throughout the world continue to step up to the challenges and manage our company effectively through the downturn. Our priorities will remain unchanged as we progress through this fiscal year focused on managing for cash while simultaneously targeting strong operating margin performance.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2010 first quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $10 billion in fiscal year 2009, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 52,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 53 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current recession, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2009

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2009	2008

Net sales	$2,237,165	$3,064,688
Cost of sales	1,800,945	2,337,222

Gross profit	436,220	727,466
Selling, general and administrative expenses	301,843	332,683
Interest expense	25,723	28,096
Other (income) expense, net	(5,375)	8,299

Income before income taxes	114,029	358,388
Income taxes	40,059	106,553

Net income	73,970	251,835
Less: Noncontrolling interests	477	1,659

Net income attributable to common shareholders	$73,493	$250,176

Earnings per share attributable to common shareholders:
Basic earnings per share	$.46	$1.52

Diluted earnings per share	$.45	$1.50

Average shares outstanding during period - Basic	160,629,291	164,415,418
Average shares outstanding during period - Diluted	162,040,785	166,913,216

Cash dividends per common share	$.25	$.25

BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)
	Three Months Ended September 30,
(Dollars in thousands)	2009	2008

Net sales
Industrial:
North America	$783,085	$1,107,077
International	850,250	1,223,192
Aerospace	416,856	478,473
Climate & Industrial Controls	186,974	255,946

Total	$2,237,165	$3,064,688

Segment operating income
Industrial:
North America	$76,171	$160,486
International	61,823	202,952
Aerospace	53,146	68,148
Climate & Industrial Controls	10,497	15,499

Total segment operating income	201,637	447,085
Corporate general and administrative expenses	26,302	40,374

Income from operations before interest expense and other	175,335	406,711
Interest expense	25,723	28,096
Other expense	35,583	20,227

Income before income taxes	$114,029	$358,388

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2009

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands)	September 30,	2009	2008
Assets
Current assets:
Cash and cash equivalents		$189,849	$608,327
Accounts receivable, net		1,452,494	1,821,681
Inventories		1,266,319	1,506,793
Prepaid expenses		100,189	72,870
Deferred income taxes		124,640	147,447

Total current assets		3,133,491	4,157,118
Plant and equipment, net		1,891,438	1,855,830
Goodwill		2,964,321	2,625,761
Intangible assets, net		1,276,049	986,759
Other assets		671,874	507,088

Total assets		$9,937,173	$10,132,556

Liabilities and shareholders’ equity
Current liabilities:
Notes payable		$304,083	$677,890
Accounts payable		659,764	836,873
Accrued liabilities		719,228	808,566
Accrued domestic and foreign taxes		152,262	219,298

Total current liabilities		1,835,337	2,542,627
Long-term debt		1,855,531	1,878,933
Pensions and other postretirement benefits		1,255,515	482,895
Deferred income taxes		187,907	165,136
Other liabilities		233,270	247,092
Shareholders’ equity		4,481,984	4,736,618
Noncontrolling interests		87,629	79,255

Total liabilities and equity		$9,937,173	$10,132,556

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
		Three Months Ended September 30,
(Dollars in thousands)		2009	2008

Cash flows from operating activities:
Net income		$73,970	$251,835
Depreciation and amortization		92,963	86,166
Share incentive plan compensation		26,436	20,655
Net change in receivables, inventories, and trade payables		15,291	(54,100)
Net change in other assets and liabilities		73,694	(6,755)
Other, net		(22,301)	9,546

Net cash provided by operating activities		260,053	307,347

Cash flows from investing activities:
Acquisitions (net of cash of $119 in 2008)		—	(12,088)
Capital expenditures		(30,099)	(98,273)
Proceeds from sale of plant and equipment		4,422	7,437
Other, net		(1,334)	(8,004)

Net cash (used in) investing activities		(27,011)	(110,928)

Cash flows from financing activities:
Net (payments for) common share activity		(1,246)	(410,590)
Net (payments for) proceeds from debt		(197,279)	561,558
Dividends		(40,171)	(41,109)

Net cash (used in) provided by financing activities		(238,696)	109,859

Effect of exchange rate changes on cash		7,892	(23,999)

Net increase in cash and cash equivalents		2,238	282,279
Cash and cash equivalents at beginning of period		187,611	326,048

Cash and cash equivalents at end of period		$189,849	$608,327